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                                                                     EXHIBIT 5.1

                     [HAYNES AND BOONE, LLP LETTERHEAD]



May 8, 1998


Michael Petroleum Corporation
13101 Northwest Freeway
Suite 320
Houston, Texas 77040

         Re: Registration Statement on Form S-4; $135,000,000 Aggregate Principal Amount of 11-1/2% Senior Notes due 2005.

Ladies and Gentlemen:

We have acted as special counsel for Michael Petroleum Corporation, a Texas corporation (the "Company"), in connection with the proposed issuance by the Company of $135,000,000 aggregate principal amount of 11-1/2% Senior Notes due 2005 (the "Notes") in exchange for an equivalent amount of the Company's outstanding 11-1/2% Senior Notes due 2005 (the "Old Notes"). The terms of the offer to exchange are described in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission for the registration of the Notes under the Securities Act of 1933, as amended (the "Act"). The Old Notes have been, and the Notes will be, issued pursuant to an indenture dated as of April 2, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee").

In connection with the foregoing, we have examined the Indenture, the Registration Statement and such corporate records and instruments of the Company as we have deemed necessary or appropriate for purposes of this opinion.

We are opining herein as to the effect on the proposed issuance of the Notes of the federal laws of the United States, the laws of the State of Texas and the laws of the State of New York.

                   Specific Limitations and Qualifications on
                 Opinions Regarding Enforceability of the Notes

The enforceability of the Notes is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws of general application now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law).

We express no opinion as to the enforceability of provisions of the Notes to the extent that such provisions: (i) state that any party's failure or delay in exercising rights, powers, privileges or remedies under the Notes shall not operate as a waiver thereof; (ii) purport to preclude the amendment, waiver, release or discharge of obligations except by an instrument in writing; (iii) purport to indemnify any person for (A) such person's
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Michael Petroleum Corporation
May 8, 1998
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violations of federal or state securities laws or environmental laws, or (B)
any obligation to the extent such obligation arises from or is a result of such person's own negligence; (iv) purport to establish or satisfy certain factual standards or conditions; (v) purport to sever unenforceable provisions from the Notes, to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties to such instrument; (vi) restrict access to legal or equitable remedies; or (vii) purport to waive any claim arising out of, or in any way related to, the Notes.

We express no opinion as to: (i) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Notes; or (ii) the enforceability of any provision contained in the Indenture relating to the appointment of a receiver, to the extent that appointment of a receiver is governed by applicable statutory requirements, and to the extent that such provision may not be in compliance with such requirements.

Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that, when (i) the Registration Statement has been declared effective under the Act, (ii) the Old Notes have been validly exchanged by the Company, and (iii) the Notes have been executed and delivered by the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture and the Registration Statement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading "Legal Matters."

                                        Very truly yours,

                                        /s/ HAYNES AND BOONE, L.L.P.
                                        -----------------------------------
                                        Haynes and Boone, L.L.P.